Exhibit 99.1

Conference call:	Today, Thursday, May 10, 2007 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com or www.earnings.com
Dial-in numbers:	212-676-5360 or 415-537-1850

Wave Q1 2007 Revenues Rise to a Record $1.3 Million

Reflecting Continued Strength in PC OEM Software Royalties

Lee, MA — May 10, 2007 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the first quarter (Q1) of 2007 and reviewed recent corporate progress and developments.

Principally reflecting an increase in license revenues in Q1 2007 versus last year, Wave’s Q1 2007 net revenues increased to $1,287,000, compared to Q1 2006 net revenues of $493,000 and Q4 2006 net revenues of $866,000.  The improvement in license revenues, which was principally due to royalties earned from increased shipments of Wave software by Wave’s leading OEM partner, more than offset a decline in services revenues related to the timing of certain government contracts.  Gross profit for Q1 2007 rose to $1.1 million compared to $278,000 in Q1 2006.

For Q1 2007 Wave reported a net loss of $5,046,000, or $0.12 per basic share, compared to a Q1 2006 net loss of $4,992,000, or $0.15 per basic share.  Per share figures are based on a weighted average number of basic shares outstanding in the first quarters of 2007 and 2006 of 42,243,000 and 32,564,000, respectively.  Wave’s shares outstanding and loss per share figures for the first quarter in 2006 has been adjusted to reflect the Company’s 1-for-3 reverse stock split that went into effect on July 26, 2006.

As of March 31, 2007, Wave had cash and equivalents of $2.5 million and no long-term debt.  Deferred revenue increased $186,000 to $590,000 at the close of Q1 2007, compared to $404,000 at year-end 2006.

Steven Sprague, Wave’s president and CEO, commented, “Wave’s Q1 performance continued to reflect accelerated shipments of PCs bundled with our EMBASSY® Trust Suite software and led to a record level of revenue in the first quarter period.  In addition to the revenue contribution from this PC OEM activity, Wave also expects to continue to benefit from a growing base of industry-wide TPM deployments as well as expanding market awareness of our brand and position in the trusted computing market.

“We view our participation with Seagate and their Full Disc Encryption (FDE) hard drives as an important new market opportunity — both for bundled client software as well as standalone software sales.  We also expect this relationship to increase interest in our server-based management tools.  Importantly, the adoption of FDE drives in PC OEM product lines has started to engage across multiple PC vendors.

“We have commenced shipping enterprise pilots of our EMBASSY® Remote Administration Server (ERAS) and Trusted Drive Software for management of Seagate FDE drives and are pleased with the feedback we have received from potential enterprise customers to date.  ERAS is designed to control secure devices from a central server, enabling the creation of a unified trust network for broad, no-touch, deployment and management of TPM hardware security chips and FDE drives.

“In conjunction with the growing base of industry-wide TPM shipments, Wave remains focused on continuing our marketing efforts to enterprises and government agencies that are contemplating an upgrade to Wave’s client and server solutions as part of their trusted computing deployment plans.  Importantly, while our pipeline of opportunities continue to develop, in most cases we find we are still in the early stages of the process of helping these entities to understand how to implement and leverage trusted computing solutions.  To support these sales opportunities, we continue to engage in discussions with enterprise prospects about our products and the feature and cost benefits of trusted computing.  We are also encouraged by unsolicited interest we are continuing to receive about trusted computing and our products as well as the progress of OEM partners and Wave’s own sales force.”

Summary of recent progress/developments:

(for more details, please visit www.wave.com):

Seagate Technology: In Q1 2007, Wave completed a licensing agreement that permits Seagate to bundle and ship Wave’s software with Seagate’s FDE drives.  Under the agreement, Seagate will pay to Wave a per-seat license royalty on certain shipments of FDE drives that include the EMBASSY® Security Center and Trusted Drive Manager software.  The contract does not provide for guaranteed minimum royalties or shipped quantities of units containing Wave software.  Also, in mid March Seagate announced limited availability of its Momentus® 5400 FDE.2 full disc encrypting notebook PC hard drives for ASI Computer Technologies, a leading channel provider of laptop PCs.  The drives feature Wave’s Embassy Security Center with Trusted Drive Manager software, which is designed to simplify set-up and configuration of the drives and make it easier for administrators and users to create and back up passwords and for administrators to control hard drive policies and security settings.

Ellie Mae Inc. utilizes eSign Transaction Management Suite: In Q1 2007, Wave licensed its eSign Transaction Management Suite (eTMS) for integration into the eFolder of the Encompass® Mortgage Automation System, Ellie Mae Inc.’s first electronically-signed mortgage document solution.  Wave’s trusted electronic signature solution can be used to automate thousands of eFolder transactions monthly by eliminating the ink signatures and document transportation costs of faxes or other types of delivery service.  Wave’s eTMS will provide Ellie Mae originators and consumers with new levels of convenience, compliance and security capabilities throughout the loan origination and disclosure process.

Embassy Trust Suite - Windows Vista: In Q1 2007, Wave announced support for Microsoft’s new Windows Vista operating system and compatibility with Wave’s latest version of its EMBASSY Trust Suite software.  Wave’s software is Windows Vista ready and builds upon the new operating system’s data protection feature set, providing full-featured EMBASSY solutions for data protection, strong authentication and interoperable TPM system management.

Launch of EMBASSY® Remote Administration Server (ERAS): In Q1 2007, Wave introduced ERAS, designed to enable enterprise adoption of TPM and FDE drive capabilities and deployment of trusted computing within business infrastructure.  ERAS is the industry’s first solution that can control secure devices from a central server creating a unified trust network for broad, no-touch, deployment and management of FDE drives and TPM hardware security chips.

TVTonic™ Available for Windows Media Center in Windows Vista: Early in Q2 2007, Wave’s Wavexpress subsidiary announced general availability of its TVTonic application (www.tvtonic.com) that is designed to make optimal use of the power of Windows Media Center in Windows Vista.  TVTonic allows users to watch short-form online videos in a broadcast-like viewing experience.  TVTonic is available through Online Media in Windows Media Center on Windows Vista Home Premium and Ultimate Editions.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.  For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com

Wave Systems Corp. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$2,531	$7,966
Accounts receivable, net	1,139	636
Prepaid expenses and other receivables	393	207
Total current assets	4,063	8,809

Property & equipment, net	492	420
Other assets	133	131
Total Assets	4,688	9,360

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	2,810	3,036
Deferred revenue	590	404
Total current liabilities	3,400	3,440

Total Stockholders’ Equity	1,288	5,920
Total Liabilities and Stockholders’ Equity	$4,688	$9,360

Wave Systems Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenues:
Licensing	$1,237	$308
Services	50	185
Total net revenues	1,287	493

Cost of sales:
Licensing	178	109
Services	9	106
Total cost of sales	187	215

Gross profit	1,100	278

Operating expenses:
Selling, general and administrative	3,666	3,191
Research and development	2,543	2,100
Total operating expenses	6,209	5,291
Operating loss	(5,109)	(5,013)

Other income:
Interest income	63	18
Other	0	3
Total other income	63	21

Net loss	$(5,046)	$(4,992)

Net loss per share — basic*	$(0.12)	$(0.15)

Adjusted weighted average shares outstanding — basic*	42,243	32,564

*                    In late July 2006 the company effected a 3-for-1 reverse split of its common stock.  The net loss per basic share and basic weighted average shares outstanding in the three-month period of 2006 has been retroactively adjusted to reflect the impact of the reverse split.